EXHIBIT 11

                       MOTHERS WORK, INC. AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                                                       Three        Three
                                                       Months       Months
                                                       Ended        Ended
                                                    December 31,  December 31,
                                                        1995         1996
                                                    -----------   ------------
PRIMARY EARNINGS PER COMMON SHARE:

Common shares outstanding                            3,122,197     3,559,315

Net effect of dilutive stock options and warrants      218,675       166,508
                                                    -----------   -----------
     Weighted average shares outstanding             3,340,872     3,725,824
                                                    ===========   ===========

Net income                                          $1,579,579    $  468,061

Preferred stock dividends                              244,375       244,375
                                                    -----------   -----------
Net income applicable to common stockholders        $1,335,204    $  223,686
                                                    ===========   ===========

Per common share amount                             $     0.40    $     0.06
                                                    ===========   ===========